Exhibit 10.5

Your Name: «First» «Last»
Total No. of Shares Covered by Stock Appreciation Rights: «Number»

PRGX STOCK APPRECIATION RIGHTS

AGREEMENT FOR EMPLOYEES

PRGX GLOBAL, INC. (“PRGX”) is pleased to grant to the person signing below (“you” or “Participant”) the Stock Appreciation Rights described below (“SARs”) under the PRGX Global, Inc. 2017 Equity Incentive Compensation Plan (the “Plan”).

Grant Date:	May [ ], 2018
Exercise Price Per Share:	$
SARs Expiration Date:	December 31, 2020
Number of SARs:	«Number» (the “Total SARs”)

Vesting Schedule: Subject to the Plan and this Agreement, the SARs will become vested in accordance with the following schedule, provided you remain continuously employed with PRGX from the Grant Date until such time(s). The SARs shall not become vested other than as set forth in this Agreement.

On the date below	SARs that become vested on such date
March 1, 2020	100% of the SARs

The Additional Terms and Conditions and the Plan are incorporated in this Agreement by reference and contain important information about your SARs. Copies of these documents are being provided to you in connection with this Agreement. Please review them carefully and contact PRGX Human Resources if you have any questions.

Additional Terms and Conditions describe the terms of your SARs, how to exercise your SARs, what happens if you cease to remain employed with PRGX before your SARs become vested or are exercised and where to send notices; and

The Plan contains the detailed terms that govern your SARs. If anything in this Agreement or the other referenced documents is inconsistent with the Plan, the terms of the Plan, as amended from time to time, will control. All terms used herein that are not defined herein but that are defined in the Plan have the same meaning given them in the Plan.

Please sign in the space provided below, keep a copy of this Agreement for your records, and return the original to PRGX Human Resources.

Participant:	PRGX GLOBAL, INC.

By:
«First» «Last»	Name: Louise Winstone
Your Residence Address:	Its: Senior Vice President – Human Resources
«Address_1» «Address_2»
«City», «State» «Zip_Code»

ADDITIONAL TERMS AND CONDITIONS OF YOUR SARs

HOW TO EXERCISE YOUR SARs.

•	The SARs may only be exercised as described below.

•	The Plan is administered on behalf of the Committee by the Plan administrator. The Plan administrator is responsible for assisting you with respect to your SARs and maintaining the records of the Plan. If you have questions about your SARs or how the Plan works, please contact the Plan administrator at Plan.Administrator@prgx.com or (770) 779-3309.

•	Except as provided herein and in the Plan, the SARs are non-transferable. The SARs may be transferred by will or the laws of descent and distribution or pursuant to a qualified domestic relations order and, notwithstanding the foregoing, during the Participant’s lifetime, the SARs may be transferred by the Participant to any of the Participant’s Permitted Transferees. Any such transfer will be permitted only if (i) the Participant does not receive any consideration for the transfer and (ii) the Plan administrator expressly approves the transfer. Any transferee to whom the SARs are transferred shall be bound by the same terms and conditions, including with respect to vesting and exercise, that govern the SARs in the hands of the Participant; provided, however, that the transferee may not transfer the SARs except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order. No right or interest of the Participant or any transferee in the SARs shall be subject to any lien, obligation or liability of the Participant or any transferee.

•	The Company will withhold from payment of your SARs any applicable tax withholdings. The Plan administrator will determine the amount of any required tax withholding.

•	You may only exercise your SARs if they are vested as of the date of exercise and the Fair Market Value of a Share as of the date of exercise exceeds the Exercise Price per Share. If the foregoing conditions are satisfied, you may elect to exercise 25% of your Total SARs as of the last day of each of the first, second and third calendar quarters of calendar year 2020, to the extent not exercised previously, by delivery to the Plan administrator of your notice of exercise no later than 10 days before the end of the calendar quarter with respect to which you want to exercise 25% of your Total SARs, as set forth in the table below. Within the (30) days after your SARs are exercised, the Company will pay to you, in a single lump sum, cash in the amount which equals the excess of (i) the lesser of the Fair Market Value, as of the date on which the SARs are exercised, of the Shares with respect to which the SARs are to be exercised, or $[ ] per Share, over (ii) the aggregate Exercise Price Per Share of such SARs, less any applicable tax withholdings.

Percentage of SARs	Calendar Quarter in 2020	Deadline to Provide Notice of Exercise for Specific Calendar Quarter	Date of Exercise	Exercised SARs Paid No Later Than
25%*	1st	March 21, 2020	March 31, 2020	April 30, 2020
25%*	2nd	June 20, 2020	June 30, 2020	May 30, 2020
25%*	3rd	September 20, 2020	September 30, 2020	October 30, 2020
25% - 100%**	4th	N/A	December 31, 2020	January 30, 2021

*	SARs not exercised for the quarter will remain outstanding and be exercised automatically as of December 31, 2020 or, if earlier, as of the end of the calendar quarter in which you terminate employment.
**	May include SARs for previous quarters that were not exercised as of the last day of the applicable quarter; your SARs may be exercised earlier if you terminate employment prior to the fourth quarter.

•	Notwithstanding the foregoing, (a) if the Fair Market Value of a Share as of the last day of any of the first, second or third calendar quarters of calendar year 2020 equals or exceeds $[ ] per Share, 25% of the Total SARS (if vested) will be automatically exercised as of the last day of such calendar quarter whether or not the Participant previously elected to exercise such SARs as of the last day of such calendar quarter and (b) if the Fair Market Value of a Share as of the date of exercise does not exceed the Exercise Price per Share, such SARs will not be exercised as of the last day of the respective calendar quarter but will remain outstanding and eligible to be exercised as described below.

•	Notwithstanding the foregoing, if your vested SARs have not been exercised previously, your vested SARs shall be exercised automatically as of the SARs Expiration Date or, if earlier, as of the last day of the calendar quarter in calendar year 2020 in which occurs the termination of your employment for any reason other than by PRGX for Cause, provided the Fair Market Value of a Share as of the date of exercise exceeds the Exercise Price per Share, and the automatic exercise of the vested SARs will result in the lump sum payment to you (within the thirty (30) days after your SARs are exercised) of cash in the amount which equals the excess of (i) the lesser of the Fair Market Value, as of the date on which the SARs are exercised, of the Shares with respect to which the SARs are to be exercised, or $[ ] per Share, over (ii) the aggregate Exercise Price of such SARs, less any applicable tax withholdings. If the Fair Market Value of a Share as of such date does not exceed the Exercise Price per Share, then, such SARs will not be exercised and will terminate and be forfeited without any consideration therefor as of the SARs Expiration Date or, if earlier, as of the last day of the calendar quarter in calendar year 2020 in which occurs the termination of your employment for any reason other than by PRGX for Cause.

•	For purposes of this Agreement, the Fair Market Value of a Share that will be used to determine the amount in excess of the Exercise Price per share that you will receive on exercise of your SARs will be the average of the closing price for a Share over the last twenty (20) trading days for the calendar quarter with respect to which the SARs are to be exercised.

EFFECT OF CHANGE IN CONTROL AND TERMINATION OF EMPLOYMENT.

•	Change in Control. Upon the occurrence of a Change in Control, as such term is defined in the Plan, prior to the SARs Expiration Date or any earlier termination and forfeiture of the SARs, the SARs shall become vested, to the extent not vested previously, if you have remained in the continuous employ of PRGX from the Grant Date until the time of the Change in Control, and your vested SARs shall be exercised automatically as of the Change in Control, and the automatic exercise of the SARs will result in the payment to you of cash in the amount which equals the excess of (i) the lesser of the Fair Market Value, as of the date on which the SARs are exercised, of the Shares with respect to which the SARs have been exercised, or $[ ] per Share, over (ii) the aggregate Exercise Price of such SARs, less any applicable tax withholdings.

•	Termination of Employment Prior to Vesting. If your employment with PRGX terminates for any reason prior to the SARs becoming vested, any SARs that are not then vested will terminate and be forfeited immediately upon the termination of your employment for any reason. Termination of your employment after your SARs have become vested for any reason other than by PRGX for Cause will not result in forfeiture of your SARs

•	Employment. For purposes of this Agreement, employment with any Affiliate of PRGX will be considered employment with PRGX.

NOTICES. All notices pursuant to this Agreement will be in writing and either (i) delivered by hand, (ii) mailed by United States certified mail, return receipt requested, postage prepaid, or (iii) sent by an internationally recognized courier which maintains evidence of delivery and receipt. All notices or other communications will be directed to the following addresses (or to such other addresses as either of us may designate by notice to the other):

To the Company:	PRGX Global, Inc.
600 Galleria Parkway, Suite 100
Atlanta, GA 30339
Attention: Senior Vice President, General Counsel & Secretary

To you:	The address set forth on page 1

MISCELLANEOUS.

•	The Participant has received a copy of the Plan, has read and understands the terms of the Plan and this Agreement, and agrees to be bound by their terms and conditions. Failure by you or PRGX at any time or times to require performance by the other of any provisions in this Agreement will not affect the right to enforce those provisions. Any waiver by you or PRGX of any condition or the breach of any term or provision in this Agreement, whether by conduct or otherwise, in any one or more instances, shall apply only to that instance and will not be deemed to waive conditions or breaches in the future. If any court of competent jurisdiction holds that any term or provision of this Agreement is invalid or unenforceable, the remaining terms and provisions will continue in full force and effect, and this Agreement shall be deemed to be amended automatically to exclude the offending provision. This Agreement may be executed in multiple copies and each executed copy shall be an original of this Agreement. This Agreement shall be subject to and governed by the laws of the State of Georgia. No change or modification of this Agreement shall be valid unless it is in writing and signed by the party against which enforcement is sought. This Agreement shall be binding upon, and inure to the benefit of, the permitted successors, assigns, heirs, executors and legal representatives of the parties hereto. The headings of each Section of this Agreement are for convenience only. This Agreement and the Plan contain the entire agreement of the parties hereto and no representation, inducement, promise, or agreement or otherwise between the parties not embodied herein shall be of any force or effect, and no party will be liable or bound in any manner for any warranty, representation, or covenant except as specifically set forth herein.

•	This Agreement and the SARs are intended to be exempt from Section 409A of the Code as an exempt stock right, and this Agreement shall be construed accordingly.